Form N-SAR,
Sub-Item 77Q1(d)
Copies of any constituent
instruments defining the
rights of shareholders


Nuveen New York AMT-Free Municipal Income
Fund
  f/k/a Nuveen Insured New York Tax-Free Advantage
    Municipal Fund

811-21211

The rights of the holders of each new series of preferred securities are described in the five Statements of Establishing and Fixing the Rights and Preferences of Preferred Shares. The Registrant incorporates by reference to this Sub-Item 77Q1(d) the Registrants five
Statements of Establishing and Fixing the Rights and Preferences, filed as exhibits to Form N-SAR, Sub-Item
77Q1(a).